Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 2, 2019 relating to the balance sheets of Money With Meaning Fund, LLC as of December 31, 2018 and 2017, and the related statements of operations, changes in member’s equity (deficit), and cash flows for the year ended December 31, 2018 and for the period from May 8, 2017 (inception) through December 31, 2017, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, Colorado

April 17, 2019

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com